Exhibit 10.16

March 13, 2017

Paula Brown Stafford

901 Jordan Hills Loop

Chapel Hill, North Carolina 27517

Dear Paula,

I am pleased to extend to you a formal offer of employment to join Novan, Inc. as a Chief Development Officer reporting to me with a requested start date of March 20, 2017 (the “Commencement Date”). This position requires a time commitment of two days in the office per week during Novan business hours for which you will be compensated at a half-time equivalent of base salary. After six months, you and the Company can mutually agree to either extend the terms of employment for the full calendar year at the same terms, negotiate full time employment or terminate the employment arrangement.

Base Salary

As a half-time, exempt employee, you will be compensated at a rate of $8,000 per pay period (equivalent to $384,000 on a full-time basis), payable, minus applicable withholdings, in semi-monthly payments on or about the 1st and 15th of each month.

Initial Equity Award

In addition to your base compensation, subject to approval by the Company’s Board of Directors, the Company will offer you the opportunity to become a shareholder through the award of 54,000 stock options, vesting fully at the end of your first 6 months of employment. The number of stock options, vesting schedule and exercise price on your first day of employment shall be documented in a stock option grant approved by the Board of Directors.

Cash Bonuses and Subsequent Equity Awards

The Company offers you the opportunity to participate in both short-term and long-term incentives in the form of a cash bonus program and additional stock option incentive grants for service beyond the initial 6 months of service.

Your cash bonus target will be thirty-five percent (35%) of your actual base compensation or $67,200 payable at the six-month anniversary of the Commencement date.

A milestone-based bonus of an additional $67,200 will also be awarded upon filing of the SB204 NDA in Q1 2018 if you are still employed with the company at the time of submission.

4105 Hopson Road
Morrisville, North Carolina 27560 tel: 919-485-8080 | fax: 919-237-9212 www.novan.com Confidential and Proprietary, Novan, Inc.	Page 1

The additional stock option grant target for the second six months will be $250,000 worth of additional stock options, granted with a strike price and Black-Scholes option value on September 15, 2017, which shall vest upon completion of an additional 6 months of service. Final payouts are subject to approval by the Board of Directors.

Employee Benefits

You will be eligible to participate in Novan’s comprehensive group benefits plan, subject to the requirements of each plan. This package currently consists of health, dental, vision, life, short/long term disability, paid time off, sick time, and 401(k).

Paid Time Off

The Company’s current time off policy provides for you to accrue at the highest, most tenured level of eight (8) hours of paid time off (PTO) per pay period totaling twelve (12) days for each six-month term of service. PTO will accrue and may be used in accordance with the Company’s existing policies.

Additionally, the company will initiate your employment with a balance of 40 hours of PTO to facilitate your other professional initiatives and personal interests.

Please understand it is the policy of the Company not solicit or accept proprietary information and/or trade secrets of other companies or third parties. If you have or have had access to trade secrets or other confidential, proprietary information from your former employer or another third party, the use of such information in performing your duties at the Company is prohibited. This may include, but is not limited to, confidential or proprietary information in the form of documents, magnetic media, software, customer lists, and business plans or strategies. You must also advise the Company of any restrictions on your ability to work for the Company, such as any covenants not to compete or solicit with any former employers. You will also be expected to abide by all the Company’s employment policies, including but not limited to the Company’s policies regarding employment discrimination and harassment.

The terms of this offer shall come into effect on the Commencement Date and are contingent upon receipt of signed confidentiality, non-competition, and assignment of inventions agreements and I-9 documentation as required by the Immigration Control and Reform Act of 1986. Additionally, negative background screening and drug testing results are required prior to employment commencing.

We will email you a link and login instructions to complete a portion of your new hire paperwork electronically. On your first day, please bring the necessary forms of identification to complete the I-9 documentation (example: Valid Driver’s License and Social Security Card, or Valid Passport).

4105 Hopson Road
Morrisville, North Carolina 27560 tel: 919-485-8080 | fax: 919-237-9212 www.novan.com Confidential and Proprietary, Novan, Inc.	Page 2

Novan abides by the principle of employment at will. This letter is not, nor is it intended to be, a contract of employment for any specific length of service, nor is it guaranteed for any specific position. Should employment be accepted, either you or the Company may terminate the relationship at any time for any or no cause or reason.

Paula, I wish to convey my sincere enthusiasm about the possibility of you joining our team. If the terms of employment are acceptable to you, please sign and date one (1) copy and return it to me by Friday, March 17, 2017. Please let us know if you have any questions.

We look forward to you being an integral part of Novan’s future success.

Regards,

/s/ Nate Stasko
Nate Stasko President and CEO

I agree to accept the terms and conditions of employment outlined above, this 16th day of March, 2017.

/s/ Paula Brown Stafford
(Employee Signature)

4105 Hopson Road
Morrisville, North Carolina 27560 tel: 919-485-8080 | fax: 919-237-9212 www.novan.com Confidential and Proprietary, Novan, Inc.	Page 3

October 11, 2017

Paula Brown Stafford

901 Jordan Hills Loop

Chapel Hill, North Carolina 27517

Dear Paula,

I am pleased to extend the terms of your employment with Novan, Inc. (the “Company”) as Chief Development Officer until March 19, 2018 (the “Extension Period”).  This letter amends the terms of your employment, as described in the offer letter dated March 13, 2017 (the “Offer Letter”), during the Extension Period.

Except as otherwise described below, your compensation during the Extension Period will be governed by this paragraph.  Your base salary during the Extension Period will be $12,000 per pay period (equivalent to 75% of $384,000 on a full time basis) as a part-time employee at an average of 30 hours per week.

In addition to your base compensation, your cash bonus target will be thirty-five percent (35%) of your actual base compensation or $67,200 payable at the anniversary of the Extension Period.  Furthermore, the additional stock option grant for the second six months, as stated in your Offer Letter, will be $250,000 worth of additional stock options, granted with a strike price and Black-Scholes option value on October 12, 2017, which shall vest upon completion of an additional six months of service, subject to approval by the Board of Directors.  You will continue to be eligible to participate in employee benefits and paid time off in accordance with the Company’s current policies.

Please sign and date one (1) copy of this letter and return it to me by October 12, 2017.  Please let me know if you have any questions.

Regards,

/s/ G. Kelly Martin
G. Kelly Martin
Interim Chief Executive Officer

I agree to the amended terms of employment described above, this 12th day of October, 2017.

/s/ Paula Brown Stafford
Paula Brown Stafford

4105 Hopson Road
Morrisville, North Carolina 27560 tel: 919-485-8080 | fax: 919-237-9212 www.novan.com Confidential and Proprietary, Novan, Inc.	Page 4

March 13, 2018

Paula Brown Stafford

901 Jordan Hills Loop

Chapel Hill, North Carolina 27517

Dear Paula,

I am pleased to extend the terms of your employment with Novan, Inc. (the “Company”) as Chief Development Officer until September 30, 2018 (the “Extension Period”).  This letter amends the terms of your employment, as described in the offer letter dated March 13, 2017 and further amended on October 11, 2017 (the “Offer Letter”) during the Extension Period.

Except as otherwise described below, your compensation during the Extension Period will be governed by this paragraph.  Your base salary during the Extension Period will be $12,000 per pay period (equivalent to 75% of $384,000 on a full time basis) as a part-time employee at an average of 30 hours per week.

In addition to your base compensation, your cash bonus target will be thirty-five percent (35%) of your actual base compensation or $67,200 payable at the anniversary of the Extension Period.  You will continue to be eligible to participate in employee benefits and paid time off in accordance with the Company’s current policies.

Please sign and date one (1) copy of this letter and return it to me by March 14, 2018.  Please let me know if you have any questions.

Regards,

/s/ G. Kelly Martin
G. Kelly Martin
Interim Chief Executive Officer

I agree to the amended terms of employment described above, this 14 day of March, 2018.

/s/ Paula Brown Stafford
Paula Brown Stafford

4105 Hopson Road
Morrisville, North Carolina 27560 tel: 919-485-8080 | fax: 919-237-9212 www.novan.com Confidential and Proprietary, Novan, Inc.	Page 5